EXHIBIT 99.1

Spark Networks Reports Second Quarter 2022 Results, Continued Subscriber Growth for Zoosk

•Total Paid Subscribers Grew from 831,000 to 838,000 Sequentially
•Zoosk Grew New Subscribers 17% Year Over Year and 7% Sequentially
•Zoosk Grew Organic Traffic 19% Year Over Year
•Strategic Alternatives Review In Progress

BERLIN, August 9, 2022 -- Spark Networks SE (NASDAQ: LOV), a leading social dating platform for meaningful relationships, today reported financial results for its 2022 second quarter ended June 30, 2022.

Eric Eichmann, CEO of Spark Networks, commented, “We saw new subscriber growth of 17% year over and a 19% increase in organic traffic year over year for our largest brand Zoosk in the second quarter, as we began scaling our user acquisition spend, supporting Zoosk's trajectory back to revenue growth. We continue to make good progress on improving the Zoosk user experience, which we believe will drive increased adoption and renewals. As the fourth largest online subscription-based dating company across North America and Europe by revenue, we remain focused on successfully executing the well-developed roadmap of strategies and investments we have in place to drive revenue growth and ultimately shareholder value.”

Second Quarter 2022 Financial Results

•Revenue was $48.0 million, compared to $55.3 million in the second quarter of 2021. On a constant currency basis (1), revenue would have been $50.3 million in the second quarter of 2022.
•Net loss was $8.8 million, compared to $49.0 million in the second quarter of 2021.
•Adjusted EBITDA loss(2) was $1.7 million, compared to Adjusted EBITDA of $8.6 million in the second quarter of 2021.

Please see the table captioned “Reconciliation of Net loss to Adjusted EBITDA” included at the end of this release for a reconciliation of Adjusted EBITDA, which is a non-U.S. GAAP measure, to U.S. GAAP.

Business Highlights

•Total Paid Subscribers: Total paid subscribers grew from 831,000 to 838,000 sequentially in the second quarter. Zoosk end of period subscribers grew 4% year over year and 5% sequentially in the second quarter.
•Zoosk Delivered Improving Growth Metrics: Zoosk new subscribers grew 17% year over year and 7% sequentially in the second quarter. Zoosk organic traffic grew 19% year over year.
•Product and Marketing Improvements: Spark successfully expanded TV and radio ads during the quarter and is adding other channels, including TikTok. Spark plans to roll out new mobile apps by year-end.
•Strategic Review: A robust and active strategic alternatives review process has been underway since June 2022.

Financial Outlook
“As we look to the rest of the year, due to a number of factors, the largest of which is the appreciation of the U.S. dollar, we are revising down our guidance for our full-year 2022 revenue,” said David Clark, Chief Financial Officer of Spark Networks. "We now expect total revenue for the year to be down low to mid-single digits on a percentage basis as compared to 2021. On a constant currency basis, we expect full-year 2022 revenue to be consistent with full-year 2021 revenue. On the profitability side, although we expect full-year Adjusted EBITDA to be lower than previously anticipated, we expect to deliver low double-digit Adjusted EBITDA margins for the full year. It is important to note that in periods of subscriber growth, revenue and Adjusted EBITDA tend to lag as we recognize revenue over the entire subscription length, while 100% of the user acquisition cost is recognized ahead of this growth in the quarter that it is incurred.”

Investor Conference Call
Spark Networks management will host a conference call and live webcast for analysts and investors today at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss the Company's financial results.

To access the live call, dial 1-800-225-9448 (US and Canada) or +1 203-518-9708 (International) and ask to join the Spark Networks' call.

A live and archived webcast of the conference call will be accessible on the Investor Relations section of the Company’s website at https://investor.spark.net/investor-relations/home. In addition, a phone replay will be available approximately two hours following the end of the call and will remain available for one week. To access the call replay, dial 1-877-481-4010 (US) or +1 919-882-2331 (International) and enter the replay passcode: 46271.

About Spark Networks SE

Spark Networks SE (NASDAQ: LOV) is a leading social dating platform for meaningful relationships focusing on the 40+ demographic and faith-based affiliations. Spark’s widening portfolio of premium and freemium dating apps include Zoosk, EliteSingles, SilverSingles, Christian Mingle, Jdate, and JSwipe, among others. Spark is headquartered in Berlin, Germany, with offices in New York and Utah.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, statements involving known and unknown risks, uncertainties, and other factors that may cause Spark Networks’ performance or achievements to be materially different from those of any expected future results, performance, or achievements. These statements include, without limitation, statements regarding leading indicators revenue growth; our focus on successfully executing the well-developed roadmap of strategies and investments we have in place to drive revenue growth and ultimately shareholder value in 2022 and beyond; our expectations with respect to financial outlook for full year 2022 including with respect to revenue and Adjusted EBITDA; Zoosk's trajectory back to revenue growth; the scaling of our user acquisition spend; improvements to the Zoosk user experience; increased adoption and renewals for Zoosk; our plans to roll out new mobile apps by year end; the expansion of our marketing channels; and the impact of the appreciation of the U.S. dollar on our business.

Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “guides,” and variations thereof, or the use of future tense, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, the risk that the benefits from the acquisition of Zoosk, Inc. may not be fully realized or may take longer to realize than expected; risks related to the degree of competition in the markets in which Spark Networks operates; risks related to the ability of Spark Networks to retain and hire key personnel, operating results and business generally; the timing and market acceptance of new products introduced by Spark Networks’ competitors; Spark Networks’ ability to identify potential acquisitions; Spark Networks’ ability to comply with new and evolving regulations relating to data protection and data privacy; general competition and price measures in the market place; risks related to the duration and severity of COVID-19 and its impact on Spark Networks’ business; and general economic conditions. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” in Spark Networks’ most recent Annual Report on Form 10-K and in other sections of Spark Networks’ filings with the Securities and Exchange Commission (“SEC”), and in Spark Networks’ other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement except as required by law.

For More Information
Investor contact:
MKR Investor Relations, Inc.
Todd Kehrli
lov@mkr-group.com

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: constant currency revenue and Adjusted EBITDA. These measures are derived on the basis of methodologies other than in accordance with U.S. GAAP.

1 We provide a constant currency revenue amount to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations. We define non-GAAP constant currency revenue as total revenue excluding the effect of foreign exchange rate movements. Non-GAAP constant currency revenue are calculated by translating current quarter revenues using prior period exchange rates.

2 Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), a non-U.S. GAAP financial measure, is one of the primary metrics by which we evaluate the performance of our business, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from the ongoing operations and allows for greater transparency with respect to key metrics used by senior leadership in its financial and operational decision-making. We define Adjusted EBITDA as net earnings (loss) excluding interest expense, (gain) loss on foreign currency transactions, income tax (benefit) expense, depreciation and amortization, asset impairments, stock-based compensation expense, acquisition related costs and other costs. Adjusted EBITDA has inherent limitations in evaluating the performance of the Company,and you should not consider these measures in isolation or as a substitute for analyzing the Company’s results as reported under U.S. GAAP. Some of these limitations include:

•Adjusted EBITDA does not reflect the cash capital expenditures during the measurement period;
•Adjusted EBITDA does not reflect any changes in working capital requirements during the measurement period;
•Adjusted EBITDA does not reflect the cash tax payments during the measurement period; and
•Adjusted EBITDA may be calculated differently by other companies in our industry, thus limiting its value as a comparative measure.

Because of these limitations, Adjusted EBITDA should be considered in addition to other financial performance measures, including net income (loss) and our other U.S. GAAP results. A reconciliation of the Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021 can be found in the table below captioned “Reconciliation of Net loss to Adjusted EBITDA.”

Spark Networks SE
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)
	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$11,350	$16,141
Accounts receivable, net	5,584	6,261
Goodwill and intangible assets	163,418	164,113
Other assets	24,313	23,286
Total assets	$204,665	$209,801
Liabilities and Shareholders' Equity
Current portion of long-term debt	$1,182	$17,593
Accounts payable	8,319	11,474
Deferred revenue	34,877	36,973
Accrued expenses and other current liabilities	25,690	27,042
Long-term debt, net of current portion	93,343	64,531
Other liabilities	18,828	19,495
Total liabilities	182,239	177,108
Total shareholders' equity	22,426	32,693
Total liabilities and shareholders' equity	$204,665	$209,801

Spark Networks SE
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$48,035	$55,253	$97,942	$111,632
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization	36,356	32,881	70,602	69,799
Other operating costs and expenses	15,097	49,308	31,135	67,749
Total operating costs and expenses	51,453	82,189	101,737	137,548
Operating loss	(3,418)	(26,936)	(3,795)	(25,916)
Other expense, net	(5,150)	(3,220)	(12,536)	(8,404)
Loss before income taxes	(8,568)	(30,156)	(16,331)	(34,320)
Income tax (expense) benefit	(193)	(18,871)	99	(21,211)
Net loss	$(8,761)	$(49,027)	$(16,232)	$(55,531)

Reconciliation of Net loss to Adjusted EBITDA (Unaudited):
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Net loss	$(8,761)	$(49,027)	$(16,232)	$(55,531)
Interest expense	2,706	3,802	9,588	7,242
Loss (gain) on foreign currency transactions	2,441	(584)	3,208	1,144
Income tax expense (benefit)	193	18,871	(99)	21,211
Depreciation and amortization	577	2,298	1,180	4,588
Impairment of goodwill and intangible assets	—	32,086	—	32,086
Stock-based compensation expense	490	580	992	1,616
Other costs(1)	614	615	636	1,410
Adjusted EBITDA	$(1,740)	$8,641	$(727)	$13,766

(1) Includes primarily consulting and advisory fees related to special projects, as well as non-cash acquisition related expenses, post-merger integration activities and long-term debt transaction and advisory fees.

Spark Networks SE
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2022	2021
Net loss	$(16,232)	$(55,531)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Non-cash items and other non-operating charges	12,536	64,183
Change in operating assets and liabilities	(6,999)	(4,023)
Net cash (used in) provided by operating activities	(10,695)	4,629
Capital expenditures	(1,268)	(661)
Net cash used in investing activities	(1,268)	(661)

Net cash provided by (used in) financing activities	7,774	(13,610)
Effects of exchange rate fluctuations on cash and cash equivalents and restricted cash	(613)	(275)
Net decrease in cash and cash equivalents and restricted cash	(4,802)	(9,917)

Cash and cash equivalents and restricted cash at beginning of period	16,279	21,117
Cash and cash equivalents and restricted cash at end of period	$11,477	$11,200